Exhibit 10.25

July 26, 2016

Elisabeth Sandoval

Dear Elisabeth:

On behalf of Alder Biopharmaceuticals, we are pleased to offer you the position of Chief Commercial Officer, reporting to me.

The terms under which we offer you this position, in their entirety, are as follows.

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Compensation   Your starting rate of pay will be $380,000 annually. You will also be eligible for a 35% target bonus, starting with the 2016 calendar year. A salary review will take place annually, and will be linked to an evaluation process. Your first salary review will take place in January 2017. Your 2016 bonus will be pro-rated for time in position.

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Relocation In connection with this offer of employment, Alder agrees to provide you with relocation assistance, subject to the provisions of this section.  We will pay for two months of temporary housing, as well as four trips between your California home and the Seattle area. Alder will also reimburse you for certain expenses relating to your establishment of a residence in the Seattle area.  These additional relocation expenses shall not exceed $80,000.00 and are only payable upon submission of appropriate documentation for expenses.  The IRS considers certain relocation benefits, whether paid to you or on your behalf directly to a vendor, as compensation to you.  Alder Biopharmaceuticals is required to report these payments as compensation to the appropriate federal and state agencies. Please keep in mind that the taxable reimbursements and vendor payments will be included in your gross earnings on your W-2. Alder Biopharmaceuticals will provide tax assistance to off-set the tax impact to you. If you voluntarily terminate your employment within 12 months of your official start date with Alder, you will be required to reimburse Alder for 100% of the relocation expenses reimbursed to you or paid on your behalf (including any tax gross-up). If you voluntarily terminate your employment within 13-24 months of your official start date with Alder, you will be required to reimburse Alder for 50% of the relocation expenses reimbursed to you or paid on your behalf. You hereby expressly authorize the Company to withhold from your final paycheck any amounts owed to Alder, and you agree to repay any balance due in four equal quarterly installment payments, the first payment to be made on the last business day of the month following the month in which your termination is effective.

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Stock Options   The Board of Directors of Alder Biopharmaceuticals views stock option grants as an important portion of the compensation package. As part of this offer Alder is pleased to offer you incentive stock options of 225,000 shares of common stock, which will vest according to the Alder Biopharmacecuticals stock option scheme. You will be eligible to receive future equity awards at the discretion of the Board.

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Benefits   As a full-time employee you will be entitled to participate in our employee benefit programs, including medical and dental insurance programs. The details of these plans will be described on your first day of work. As Chief Commercial Officer, you will be a participant in the Alder Executive Severance Benefit Plan. You will also be eligible to take 4 weeks of paid vacation time per year.  In addition, Alder observes the following paid holidays:  Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

•	Offer of Employment Expiration Date This offer expires August 5, 2016.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and will continue as long as you and the Company consider it of mutual benefit.  Either you or the Company is free to terminate the employment relationship at will and at any time.  Likewise, all terms of your employment here are subject to change at the will of the Company management.  Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, we will ask you to sign a copy of our Invention and Proprietary Information Agreement.  At this time we’ll need attached to this agreement a listing of any and all patents that you have invented or co-invented.  We will need these items before your work at Alder Biopharmaceuticals begins.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder Biopharmaceuticals.  If you have any questions regarding any of the above information, please contact me at 425 205 2910.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Randall Schatzman

Randall Schatzman, Ph.D.

President and Chief Executive Officer

I accept this offer:

/s/ Elisabeth Sandoval              July 31, 2016

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